Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2010
Jenkintown, PA (October 29, 2010) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $2.2 million for the quarter ended September 30, 2010, compared to a net loss of $7.0 million for the quarter ended September 30, 2009. The Company’s basic and diluted earnings per share were $0.12 and $0.11, respectively for the third quarter of 2010 compared to basic and diluted loss per share of $0.36 for the third quarter of 2009. Additionally, the Company reported net income of $5.7 million for the nine months ended September 30, 2010, compared to a net loss of $5.2 million for the nine months ended September 30, 2009. Basic and diluted earnings per share were $0.31 and $0.29, respectively, for the first nine months of 2010 compared to basic and diluted loss per share of $0.26 for the first nine months of 2009.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are pleased to report continued progress in resolving our non-performing assets during the quarter. Although the lingering effects of the recession have caused a widespread decline in loan demand and limited our ability to grow the Bank’s balance sheet, we have taken advantage of this environment to substantially reduce our outstanding borrowings. Our capital and liquidity remain strong, and we remain committed to increasing long-term shareholder value.”
Net Interest Income
Net interest income was $8.5 million and $24.9 million for the three and nine months ended September 30, 2010, respectively, representing increases of 14.4% and 10.5% over the comparable 2009 periods, respectively. The increase in our net interest income for the 2010 periods over the 2009 periods occurred as lower interest expense more than offset a reduction in interest income. Our average interest rate spread increased to 2.76% and 2.72%, respectively, for the three-month and nine-month periods ended September 30, 2010 from 2.34% for both the three-month and nine-month periods ended September 30, 2009. The improvement in our average interest rate spread occurred as a decrease in the average yield earned on our interest-earning assets was more than offset by a decrease in the average rate paid on our interest-bearing liabilities. Our net interest margin also increased period-over-period to 2.98% and 2.95%, respectively, for the three-month and nine-month periods ended September 30, 2010 from 2.71% and 2.76%, respectively, for the three-month and nine-month periods ended September 30, 2009.

Interest income for the three months ended September 30, 2010 decreased $47,000 or 0.4% over the comparable 2009 period to $13.0 million. The slight decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $44.1 million or 4.0% to $1.14 billion for the third quarter of 2010 from $1.09 billion for the third quarter of 2009. The increase was driven by increases in the average balances of our investment securities, mortgage-backed securities and other interest-earning assets of $54.6 million, $7.7 million and $26.8 million, respectively. These increases were partially offset by a $45.0 million decrease in the average balance of our loans receivable quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 20 basis points to 4.57% for the third quarter of 2010 from 4.77% for the third quarter of 2009. The decrease in the average yield earned on our interest-earning assets was primarily the result of the current interest rate environment.
Interest income for the nine months ended September 30, 2010 decreased $1.3 million or 3.3% over the comparable 2009 period to $39.0 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended September 30, 2010 decreased $1.1 million or 19.8% from the comparable 2009 period to $4.5 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 62 basis points to 1.81% for the third quarter of 2010 from 2.43% for the third quarter of 2009. The average rate we paid on our total deposits decreased 53 basis points quarter-over-quarter, driven by a 55 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $97.9 million or 13.1% to $844.1 million for the third quarter of 2010 from $746.2 million for the third quarter of 2009 due primarily to growth in our core deposits. The average balance of our core deposits increased $94.2 million or 32.5% to $384.2 million for the third quarter of 2010 from $290.0 million for the third quarter of 2009. The average rate paid on our advances from the Federal Home Loan Bank (“FHLB”) decreased 49 basis points for the third quarter of 2010 compared to the third quarter of 2009, resulting in a decrease to our interest expense on FHLB advances of $492,000 or 27.4% when combined with a decline of $29.0 million or 19.0% in the average balance of those advances quarter-over-quarter.
Interest expense for the nine months ended September 30, 2010 decreased $3.7 million or 20.9% from the comparable 2009 period to $14.0 million. As was the case for the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.
Provision for Loan Losses and Asset Quality
No provision for loan losses was recorded during the third quarter of 2010. Our provision for loan losses amounted to $563,000 for the nine months ended September 30, 2010. For the quarter and nine months ended September 30, 2009, our provision for loan losses amounted to $8.8 million and $12.3 million, respectively. Management determined that no provision was required during the third quarter of 2010 based on our evaluation of the overall adequacy of the allowance for loan losses in relation to the loan portfolio, and in consideration of a number of factors including a decrease in the outstanding balance of our loans receivable, the resolution or charge-off of certain large-balance, non-performing loans, and the recognition of a recovery to the allowance for loan losses during the second quarter of $1.2 million in the aggregate.

Our non-accrual loans decreased $9.9 million or 45.2% during the third quarter of 2010 to $12.0 million at September 30, 2010 compared to $22.0 million at June 30, 2010 and $28.3 million at December 31, 2009. The decrease was due primarily to the transfer of two construction loans with an aggregate outstanding balance of $9.8 million at June 30, 2010 to real estate owned (“REO”) during the quarter. In conjunction with these transfers, an aggregate of approximately $2.5 million of the outstanding loan balances was charged-off through the allowance for loan losses. At June 30, 2010, approximately $2.0 million of our allowance for loan losses was allocated to these loans. Our total non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, decreased to $12.2 million at September 30, 2010, from $22.1 million at June 30, 2010 and $34.6 million at December 31, 2009. Primarily as a result of the aforementioned transfers, our REO increased to $20.0 million at September 30, 2010 from $13.1 million at June 30, 2010 and $22.8 million at December 31, 2009. Our total non-performing assets, which include non-performing loans and REO, amounted to $32.2 million at September 30, 2010 compared to $35.3 million at June 30, 2010 and $57.4 million at December 31, 2009, representing a decrease of 43.8% during the first nine months of 2010. At September 30, 2010 and December 31, 2009, our non-performing loans amounted to 1.70% and 4.47%, respectively, of loans receivable, and our allowance for loan losses amounted to 38.34% and 26.28%, respectively, of non-performing loans. At September 30, 2010 and December 31, 2009, our non-performing assets amounted to 2.56% and 4.64% of total assets, respectively.
During the remainder of 2010, our oversight of the Company’s loan portfolio, particularly our construction loans, and resolution efforts with respect to non-performing assets will continue to be a central focus of our management team. While we have made significant strides in reducing our non-performing assets, no assurance can be given that additional provisions for loan losses or loan charge-offs may not be required in the coming quarters.
Non-Interest Income and Expenses
Our total non-interest income increased to $611,000 for the third quarter of 2010 from a loss of $4.1 million for the third quarter of 2009. The increase was due primarily to a $4.9 million improvement in our net loss on REO for the third quarter of 2010 compared to the third quarter of 2009. The higher expense during the 2009 period related primarily to a charge taken to write-down the value of a 40-unit high rise residential condominium project in Center City, Philadelphia by $3.9 million. This property was sold during the second quarter of 2010.
Our total non-interest income increased to $1.8 million for the first nine months of 2010 from a loss of $2.0 million for the first nine months 2009. As was the case for the three-month period, the increase was due primarily to a $4.0 million improvement in loss on REO during the 2010 period from a loss of $5.0 million during the first nine months of 2009.
Our total non-interest expenses for the third quarter of 2010 amounted to $6.2 million, representing an increase of $643,000 or 11.7% from the third quarter of 2009. The largest increases were in our salaries and employee benefits, professional services and deposit insurance premium expenses, which increased $198,000, $174,000 and $191,000, respectively, quarter-over-quarter. The increase in salaries and employee benefits expenses was due primarily to an increase in our employee profit sharing expense. We had no expense for employee profit sharing during the third quarter of 2009 as a result of our net loss for the quarter. This increase was partially offset by a decrease in our expense for our 2005 Stock Option Plan and 2005 Recognition and Retention Plan, for which the majority of awarded shares became fully vested in July 2010. The increase in professional services expenses was due primarily to legal fees incurred in relation to the resolution of certain non-performing loans and real estate owned. The increase in the deposit insurance premium was due to an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC.
Our total non-interest expenses for the first nine months of 2010 amounted to $18.5 million, representing an increase of $1.2 million or 6.7% from the first nine months of 2009. Our largest increases were in our salaries and employee benefits, occupancy, and professional services expenses. The increase in occupancy expense was due in part to higher real estate taxes, as well as costs incurred for certain upgrades to our computer network. The increases in salaries and employee benefits and professional services expenses for the nine-month period were driven by the same factors that produced the increases for the three-month period.

The Company recorded an income tax expense of approximately $754,000 for the third quarter of 2010 compared to an income tax benefit of approximately $4.1 million for the third quarter of 2009. The Company recorded an income tax expense of approximately $1.9 million for the first nine months of 2010 compared to an income tax benefit of approximately $3.9 million for the first nine months of 2009. For both the three-month and nine-month periods, the fluctuations in our income tax expense were primarily a result of the change in our pre-tax income.
Statement of Financial Condition
The Company’s total assets increased $19.9 million, or 1.6%, to $1.26 billion at September 30, 2010 compared to $1.24 billion at December 31, 2009. The most significant increases were in our cash and cash equivalents and our investment and mortgage-backed securities, which grew by $25.7 million and $44.7 million, respectively, during the first nine months of 2010. These increases were largely funded by our deposit growth and our loan repayments. Our net loans receivable decreased $49.7 million or 6.5% to $714.8 million at September 30, 2010 from $764.6 million at December 31, 2009. Our gross construction loans decreased $56.0 million during the first nine months of 2010, however, this was partially offset by a $21.7 million decrease in the balance of our loans-in-process. Our one- to four-family residential loans also decreased significantly during the first nine months of 2010 to $403.5 million at September 30, 2010 from $432.0 million at December 31, 2009. Our multi-family residential and commercial real estate loans and our home equity lines of credit increased $4.8 million and $6.5 million, respectively, during the first nine months of 2010. Our REO decreased to $20.0 million at September 30, 2010 from $22.8 million at December 31, 2009 as the settlement of five REO properties earlier in the year were largely offset by the addition of two properties during the third quarter of 2010 with an aggregate carrying value of $7.1 million at September 30, 2010.
Our total deposits increased $52.2 million or 6.1% to $902.4 million at September 30, 2010 compared to $850.2 million at December 31, 2009. The increase during the first nine months of 2010 was due primarily to growth in our core deposits. During the first nine months of 2010, our core deposits increased $50.1 million or 12.7% driven by an increase in our savings and money market accounts of $46.3 million, or 17.4%. Our advances from the FHLB decreased $36.8 million or 25.1% to $109.9 million at September 30, 2010 from $146.7 million at December 31, 2009, as we continued to repay existing balances.
Our total stockholders’ equity decreased to $212.9 million at September 30, 2010 from $214.2 million at December 31, 2009. The decrease was due primarily to our purchases of treasury stock, partially offset by our net income for the period. During the first nine months of 2010 we repurchased approximately 860,000 shares of the Company’s common stock for an aggregate cost of approximately $7.4 million as part of our stock repurchase plans. We have continued to implement our stock repurchase programs based on determinations by management and the Board of Directors that the trading price of our stock, which has been below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Our flexibility to undertake such a strategy has been the result of our strong overall capital position. The Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of September 30, 2010, Abington Bancorp had $1.26 billion in total assets, $902.4 million in total deposits and $212.9 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2010	December 31, 2009
ASSETS

Cash and due from banks	$24,676,284	$18,941,066
Interest-bearing deposits in other banks	45,753,105	25,773,173

Total cash and cash equivalents	70,429,389	44,714,239
Investment securities held to maturity (estimated fair value—2010, $21,593,960; 2009, $20,787,269)	20,385,322	20,386,944
Investment securities available for sale (amortized cost—2010, $114,120,129; 2009, $82,905,101)	116,247,716	84,317,271
Mortgage-backed securities held to maturity (estimated fair value—2010, $63,513,898; 2009, $77,297,497)	61,764,910	77,149,936
Mortgage-backed securities available for sale (amortized cost—2010, $161,002,687; 2009, $133,916,731)	166,793,923	138,628,592
Loans receivable, net of allowance for loan losses (2010, $4,685,160; 2009, $9,090,353)	714,822,707	764,559,941
Accrued interest receivable	4,275,874	4,279,032
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	42,310,193	40,983,202
Property and equipment, net	9,870,836	10,423,190
Real estate owned	20,027,964	22,818,856
Deferred tax asset	1,751,835	4,711,447
Prepaid expenses and other assets	14,678,221	10,531,771

TOTAL ASSETS	$1,257,966,590	$1,238,112,121

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$43,997,062	$45,146,650
Interest-bearing	858,364,892	805,053,843

Total deposits	902,361,954	850,200,493
Advances from Federal Home Loan Bank	109,891,311	146,739,435
Other borrowed money	18,019,549	16,673,480
Accrued interest payable	4,022,419	1,807,334
Advances from borrowers for taxes and insurance	707,332	3,142,470
Accounts payable and accrued expenses	10,094,380	5,366,909

Total liabilities	1,045,096,945	1,023,930,121

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,161,608 shares in 2010, 21,049,025 shares in 2009	244,602	244,602
Additional paid-in capital	202,352,367	201,922,651
Treasury stock—at cost, 4,298,632 shares in 2010, 3,411,215 shares in 2009	(34,995,086)	(27,446,596)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(13,670,098)	(14,299,378)
Recognition & Retention Plan Trust (RRP)	(2,833,931)	(3,918,784)
Deferred compensation plans trust	(1,035,560)	(995,980)
Retained earnings	57,692,961	54,804,913
Accumulated other comprehensive income	5,114,390	3,870,572

Total stockholders’ equity	212,869,645	214,182,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,257,966,590	$1,238,112,121

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
INTEREST INCOME:
Interest on loans	$9,950,488	$9,872,855	$29,765,723	$30,050,716
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,608,375	2,736,909	7,980,849	9,022,260
Tax-exempt	385,171	401,062	1,171,444	1,204,646
Interest and dividends on other interest-earning assets	26,448	6,607	52,101	33,537

Total interest income	12,970,482	13,017,433	38,970,117	40,311,159

INTEREST EXPENSE:
Interest on deposits	3,179,474	3,801,382	9,700,929	11,889,584
Interest on Federal Home Loan Bank advances	1,302,589	1,794,970	4,270,932	5,783,241
Interest on other borrowed money	20,068	19,879	54,684	56,214

Total interest expense	4,502,131	5,616,231	14,026,545	17,729,039

NET INTEREST INCOME	8,468,351	7,401,202	24,943,572	22,582,120

PROVISION FOR LOAN LOSSES	—	8,802,678	563,445	12,324,090

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	8,468,351	(1,401,476)	24,380,127	10,258,030

NON-INTEREST INCOME (LOSS)
Service charges	280,464	388,850	903,798	1,175,515
Income on bank owned life insurance	442,493	451,713	1,326,991	1,353,479
Net loss on real estate owned	(278,152)	(5,152,887)	(991,348)	(4,983,805)
Net gain on sale of securities	—	5,102	—	5,102
Other income	166,449	160,998	532,911	451,836

Total non-interest income (loss)	611,254	(4,146,224)	1,772,352	(1,997,873)

NON-INTEREST EXPENSES
Salaries and employee benefits	2,934,517	2,736,723	8,895,026	8,503,992
Occupancy	645,148	630,544	2,069,856	1,734,540
Depreciation	219,560	228,583	677,095	676,657
Professional services	509,352	335,623	1,529,472	1,034,023
Data processing	429,421	383,011	1,283,832	1,175,790
Deposit insurance premium	522,443	331,735	1,377,362	1,486,239
Advertising and promotions	171,709	128,613	427,966	309,669
Director compensation	151,753	224,709	597,208	673,564
Other	576,740	518,032	1,666,885	1,767,573

Total non-interest expenses	6,160,643	5,517,573	18,524,702	17,362,047

INCOME (LOSS) BEFORE INCOME TAXES	2,918,962	(11,065,273)	7,627,777	(9,101,890)

PROVISION (BENEFIT) FOR INCOME TAXES	753,724	(4,089,152)	1,881,900	(3,900,369)

NET INCOME (LOSS)	$2,165,238	$(6,976,121)	$5,745,877	$(5,201,521)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.12	$(0.36)	$0.31	$(0.26)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.11	$(0.36)	$0.29	$(0.26)

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,404,143	19,635,808	18,771,303	19,963,132
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,624,366	19,635,808	20,033,491	19,963,132

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.57%	4.77%	4.61%	4.92%	4.90%
Average rate on interest-bearing liabilities	1.81%	2.43%	1.89%	2.58%	2.47%
Average interest rate spread(2)	2.76%	2.34%	2.72%	2.34%	2.43%
Net interest margin(2)	2.98%	2.71%	2.95%	2.76%	2.81%
Average interest-earning assets to average interest-bearing liabilities	114.40%	117.83%	113.86%	119.19%	118.21%
Net interest income after provision for loan losses to non-interest expense	137.47%	(25.39)%	131.61%	59.08%	52.33%
Total non-interest expense to average assets	1.95%	1.83%	1.96%	2.89%	1.91%
Efficiency ratio(3)	67.85%	169.52%	69.34%	84.35%	78.70%
Return on average assets	0.68%	(2.31)%	0.61%	(0.87)%	(0.59)%
Return on average equity	4.07%	(12.31)%	3.58%	(4.51)%	(3.15)%
Average equity to average assets	16.81%	18.77%	16.96%	19.21%	18.85%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	1.70%	5.53%	1.70%	5.53%	4.47%

Non-performing assets as a percent of total assets(5)	2.56%	5.03%	2.56%	5.03%	4.64%

Allowance for loan losses as a percent of non-performing loans	38.34%	43.17%	38.34%	43.17%	26.28%

Allowance for loan losses as a percent of total loans	0.65%	2.39%	0.65%	2.39%	1.17%

Net charge-offs to average loans receivable	1.57%	0.39%	0.91%	0.90%	2.81%

Capital Ratios(6):
Tier 1 leverage ratio	13.49%	13.57%	13.49%	13.57%	13.14%
Tier 1 risk-based capital ratio	22.36%	20.27%	22.36%	20.27%	20.04%
Total risk-based capital ratio	22.98%	21.54%	22.98%	21.54%	21.16%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and nine-month periods ended September 30, 2010 and 2009, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$—	$—	$237
Multi-family residential and commercial real estate(1)	3,455	3,502	4,801
Construction	8,583	18,456	23,303
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	12,038	21,958	28,341

Accruing loans 90 days or more past due:
One- to four-family residential	60	63	110
Multi-family residential and commercial real estate	—	—	—
Construction	16	—	5,998
Commercial business	—	—	—
Home equity lines of credit	107	109	141
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	183	172	6,249

Total non-performing loans(2)	12,221	22,130	34,590

Real estate owned, net	20,028	13,142	22,819

Total non-performing assets	32,249	35,272	57,409

Performing troubled debt restructurings:
One- to four-family residential(3)	583	—	—
Multi-family residential and commercial real estate	—	—	—
Construction	—	—	—
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total performing troubled debt restructurings	583	—	—

Total non-performing assets and performing troubled debt restructurings	$32,832	$35,272	$57,409

Total non-performing loans as a percentage of loans	1.70%	2.98%	4.47%

Total non-performing loans as a percentage of total assets	0.97%	1.73%	2.79%

Total non-performing assets as a percentage of total assets	2.56%	2.78%	4.64%

(1)	Included in this category of non-accruing loans at September 30 and June 30, 2010 and December 31, 2009 is one troubled debt restructuring with a balance of $1.4 million, $1.4 million, and $2.5 million, respectively.

(2)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(3)	Two performing troubled debt restructurings (“TDRs”) included in one- to four-family residential loans with an aggregate outstanding balance of $583,000 at June 30, 2010 were identified as a result of enhanced procedures, although no such balances were previously reported at such date.

The following table shows the activity in our allowance for loan losses for the nine months ended September 30, 2010 and 2009.

	For the Nine Months
	Ended September 30,
	2010	2009
	(Dollars in Thousands)

Allowance for loan losses, beginning of period	$9,090	$11,597
Provision for loan losses	563	12,324
Charge-offs	(6,188)	(5,266)
Recoveries on loans previously charged-off	1,220	147

(Charge-offs)/recoveries – net	(4,968)	(5,119)

Allowance for loan losses, end of period	$4,685	$18,802